Exhibit 99

Martin Craighead to join TI board of directors

DALLAS (June 21, 2018) – Texas Instruments Incorporated (TI) (NASDAQ: TXN) today announced that Martin S. Craighead has been elected to TI's board of directors, effective July 1. Mr. Craighead served as chairman, president and CEO of Baker Hughes Incorporated until July 2017, when he became vice chairman of the board of Baker Hughes, a GE company, a leading global oil field technology provider.

“We are excited to welcome Martin to our board,” said Rich Templeton, TI's chairman. “His strategic expertise and proven ability leading a multi-billion dollar organization, combined with his strong experience in global industrial markets, will bring added strength to our board deliberations and our business.”

Mr. Craighead, 58, held multiple executive positions during his 30-plus year career with Baker Hughes, where he ultimately became president in 2010, chief executive officer in 2012 and chairman of the board in 2013, prior to the company’s combination with the oil and gas business of GE in July 2017.

He also serves on the board of PQ Group Holdings Inc.

Mr. Craighead earned a Bachelor of Science in petroleum and natural gas engineering from Pennsylvania State University and a Master of Business Administration from Vanderbilt University.

“Martin brings years of leadership experience in the industrial market, an area of strategic importance to TI. In addition, his understanding of global markets and his executive roles in international operations will be assets to our board and to the management team. He will provide a valued perspective, and we look forward to working with him,” said Ron Kirk, chairman of the board's governance and stockholder relations committee.

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About Texas Instruments

Texas Instruments Incorporated (TI) is a global semiconductor design and manufacturing company that develops analog ICs and embedded processors. By employing the world’s brightest minds, TI creates innovations that shape the future of technology. TI is helping approximately 100,000 customers transform the future, today. Learn more at www.ti.com.

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